Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ENTEROMEDICS INC.

October 20, 2017

EnteroMedics Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (as amended from time to time, the “General Corporation Law”), does hereby certify as follows:

FIRST: The name of the corporation is EnteroMedics Inc. and the name under which the corporation was originally incorporated is EnteroMedics Inc.

SECOND: The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was July 22, 2004.

THIRD: This Amendment to the Sixth Amended and Restated Certificate of Incorporation (the “Sixth Amended and Restated Certificate”) has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by the directors of this corporation.

FOURTH: Article I of this corporation’s Sixth Amended and Restated Certificate is deleted in its entirety and replaced with the following:

The name of the corporation (hereinafter called the “Corporation”) is ReShape Lifesciences Inc.

FIFTH: This Certificate of Amendment shall become effective at 12:01 a.m. EDT on October 23, 2017.

[signature page follows]

IN WITNESS WHEREOF, EnteroMedics Inc. has caused this Certificate of Amendment of the Sixth Amended and Restated Certificate of Incorporation to be signed by Dan W. Gladney, its President and Chief Executive Officer as of the date first set forth above.

ENTEROMEDICS INC.

By:	/s/ Dan W. Gladney
Name:	Dan W. Gladney
Title:	President and Chief Executive Officer